Exhibit 22

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 30, 2015 by and among ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), H.I.G. AERT, LLC (in its individual capacity, “H.I.G.”), as Administrative Agent for all the Lenders party to the Credit Agreement referenced below and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, and the Lenders have entered into that certain Credit Agreement dated as of March 18, 2011, as amended by that certain First Amendment to Credit Agreement dated as of May 23, 2011, that certain Second Amendment to Credit Agreement dated as of October 20, 2011, and that certain Third Amendment to Credit Agreement dated as of November 15, 2012 (as amended to date, the “Credit Agreement”), pursuant to which Administrative Agent and the Lenders have agreed to make certain loans and other financial accommodations to the Borrower subject to the terms and conditions thereof;

WHEREAS, subject to satisfaction of the conditions set forth herein, Administrative Agent and Lenders are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein (including in the preamble and recitals above) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

a)	Section 1.01 of the Credit Agreement is amended by deleting the definition of “Maturity Date” in its entirety and replacing it to read as follows:

“Maturity Date” shall mean the earlier of (a) April 30, 2021 and (b) the acceleration of the Obligations pursuant to Section 7.01.

b)	Section 1.01 of the Credit Agreement is amended by deleting the definition of “Series A PIK Interest Rate” in its entirety and replacing it to read as follows:

“Series A PIK Interest Rate” shall mean a rate of interest equal to 3.25%.

c)	Section 1.01 of the Credit Agreement is amended by deleting the definition of “Series B PIK Interest Rate” in its entirety and replacing it to read as follows:

“Series B PIK Interest Rate” shall mean a rate of interest equal to 5.25%.

d)	Section 1.01 of the Credit Agreement is amended by deleting the definition of “Subordination and Intercreditor” in its entirety and replacing it to read as follows:

“Subordination and Intercreditor Agreement” shall mean that certain Subordination Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrower, Webster, and the Administrative Agent.

e)	Section 1.01 of the Credit Agreement is amended by adding the following definitions in alphabetical order thereto:

“Fourth Amendment Effective Date” shall mean October 30, 2015.

“Webster” means Webster Business Credit Corporation, a New York corporation, and its permitted successors and assigns.

“Webster Loan” shall mean the Indebtedness incurred pursuant to that certain Credit and Security Agreement dated as of the Fourth Amendment Effective Date, by and among Borrower, the financial institutions from time to time party thereto as Lenders, and Webster as agent for such Lenders, as amended from time-to-time.

“Webster Loan Documents” means the Webster Loan and any agreements, instruments and documents executed from time to time in connection therewith.

f)	Section 2.10 of the Credit Agreement is amended by adding a new clause (k) to read as follows:

“(k) Notwithstanding anything to the contrary contained herein, to the extent that pursuant to the Subordination and Intercreditor Agreement, the Administrative Agent cannot receive the payments set forth in this Section 2.10, such payments shall be deemed deferred until such time as they may be paid pursuant to such Subordination and Intercreditor Agreement.”

g)	Section 2.12(f) of the Credit Agreement is amended by deleting the phrase “Section 10 of’ in its entirety.

h)	Section 5.13(a)(iii)(B) of the Credit Agreement is amended by deleting the phrase “first priority security interest” and inserting the phrase “first priority security interest (subject to Liens permitted by Section 6.02)” in lieu thereof.

i)	Section 5.13(b) of the Credit Agreement is amended by deleting the phrase “first priority security interest” in the last sentence and inserting the phrase “first priority security interest (subject to Liens permitted by Section 6.02)” in lieu thereof.

j)	Section 6.01(m) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(m) the Webster Loan.”

k)	Section 6.07(a)(ii) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(ii) the Borrower may repurchase, retire or redeem from senior management of the Borrower and its Subsidiaries, Equity Interests in the Borrower in an aggregate amount not to exceed $250,000 during any Fiscal Year and $500,000 in the aggregate; provided that after giving effect to such repurchase, retirement or redemption, no Default or Event of Default shall have occurred and be continuing; and”

l)	Section 6.07(c)(i) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(i) prepayments of Indebtedness created under the Credit Documents, the AloStar Bank Loan or under the Webster Loan and, to the extent no Default or Event of Default has occurred and is continuing or would result therefrom, prepayments of any other Indebtedness to the extent permitted under the subordination terms governing such Indebtedness;”

m)	Section 6.09 of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Webster Loan Documents) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien (other than the Liens in favor of Webster pursuant to the Webster Loan) upon any of its property or assets, or (b) the ability of any Subsidiary to make Restricted Payments to, to make or repay loans or advances to, or to transfer assets to, the Borrower or any Guarantor or to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Credit Document, the AloStar Bank Loan, or the Webster Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.”

n)	Section 6.10(a) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(a) Leverage Ratio. Borrower will not permit the Leverage Ratio for the four Fiscal Quarters ending on the dates below to be greater than the ratio set forth below opposite such period:

Period	Ratio
December 31, 2015	7.50:1.00
March 31, 2016	6.75:1.00
June 30, 2016	6.75:1.00
September 30, 2016	6.75:1.00
December 31, 2016	6.75:1.00
March 31, 2017	6.00:1.00
June 30, 2017	6.00:1.00
September 30, 2017	6.00:1.00
December 31, 2017	6.00:1.00
March 31, 2018 and thereafter	5.50:1.00

”

o)	Section 6.10(b) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than the ratios set forth below for the four Fiscal Quarters ending on the dates below:

Fiscal Quarter	Ratio
December 31, 2015 and thereafter	1.05:1.00

”

p)	Section 6.10(c) of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“(c) Minimum EBITDA. The Borrower shall not permit Consolidated EBITDA for the four Fiscal Quarters ending on the dates below to be less than the corresponding amounts below:

Fiscal Quarter	Minimum EBITDA
December 31, 2015 and thereafter	$5,575,000

”

q)	Section 6.11 of the Credit Agreement is amended by deleting the phrase “$2,500,000 in the aggregate plus 50% of unused Capital Expenditures during the preceding Fiscal Year” and inserting the phrase “$4,000,000 in the aggregate” in lieu thereof.

r)	Section 6.16 of the Credit Agreement is amended by deleting it in its entirety and replacing it to read as follows:

“Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement directly or indirectly, whereby it shall license any rights to intellectual property that it owns or licenses, except for licenses of intellectual property that are in furtherance of, or integral to, other business transactions entered into by the Borrower or any Subsidiary in the ordinary course of business, including, without limitation, the license granted by the Borrower pursuant to the Webster Loan Documents.”

s)	Section 7.01(o) of the Credit Agreement is amended by deleting the phrase “first priority security interest” in Section 7.01(o)(i) and inserting the phrase “first priority security interest (subject to Liens permitted by Section 6.02)” in lieu thereof.

t)	Section 7.01 of the Credit Agreement is hereby amended by adding the following after the last sentence of the last paragraph thereof:

“Notwithstanding anything to the contrary contained herein, the exercise of any acceleration rights hereunder shall be subject to the terms and conditions set forth in the Subordination and Intercreditor Agreement.”

SECTION 3. Conditions. The effectiveness of this Amendment is subject to the execution and delivery of this Amendment by the Borrower, Administrative Agent, and the Required Lenders.

SECTION 4. Representations and Warranties. Borrower hereby represents and warrants to Administrative Agent and each Lender as follows:

a)	the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct on and as of the date hereof;

b)	no Default or Event of Default has occurred and is continuing and no default or event of default under any other agreement, instrument, or document relating to any other Indebtedness or under any material contract or agreement, in each case, of the Credit Parties has occurred and is continuing;

c)	there has occurred no material adverse change in the business, operations, properties, or assets of the Borrower and its Subsidiaries, taken as a whole, from that reflected on the combined financial statements of the Borrower and its Subsidiaries as of December 31, 2009, and (2) there is no material pending or threatened (in writing) litigation, proceeding, bankruptcy or insolvency, injunction, order, or claims with respect to the Borrower and its Subsidiaries; and

d)	each Borrower and each other Credit Party, taken as a whole, are Solvent.

SECTION 5. Captions. Captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Signature pages hereto received by facsimile, emailed .pdf file or other similar form of electronic transmission shall be equally as effective as manually executed original signature pages.

SECTION 7. Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

SECTION 8. Entire Agreement; Credit Document. The Credit Agreement, as amended hereby, together with all other Credit Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Amendment shall constitute a Credit Document.

SECTION 9. Successors; Assigns. This Amendment shall be binding upon each Credit Party, Lenders, and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of each Credit Party, Lenders, and Administrative Agent and their successors and assigns. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment or any of the other Credit Documents. No Credit Party may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Administrative Agent.

SECTION 10. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

SECTION 11. Indemnity. In consideration of the execution and delivery of this Amendment by Administrative Agent and the Lenders, the Credit Parties hereby agree to indemnify, defend and hold each Indemnitee free and harmless from and against any and all losses, claims, damages, penalties, liabilities, and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any Credit Party incurred by any Indemnitee as a result of, or arising out of, or relating to the execution and delivery of this Amendment by any Indemnitee.

SECTION 12. No Waiver. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Credit Documents or constitute a course of conduct or dealing among the parties. Nothing contained herein shall be deemed to constitute a waiver or forbearance with respect to any Default or Event of Default or be deemed to constitute a release or termination of any Obligations or any other obligation of any Credit Party. Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect. On and after the date hereof, all references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

SECTION 13. Release. To the extent that any offsets, defenses, or claims may exist arising out of or relating to this Amendment, the Credit Agreement or the other Credit Documents against Administrative Agent, any Lender, or any of its or their subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors, or assigns whether asserted or unasserted, by execution of this Amendment, Borrower, for itself and its respective successors, assigns, subsidiaries, predecessors, employees, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, release and forever discharge Administrative Agent and Lenders and its and their subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively, the “Lender Affiliates”) of and from any and all manner of actions, causes of action, torts, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, that exist or have occurred on or prior to the date of this Amendment, arising out of or relating to this Amendment, the Credit Agreement and the other Credit Documents which Releasors ever had or now have against Administrative Agent, and/or any Lender and/or Lender Affiliates, including, without limitation, any presently existing claim whether or not presently suspected, contemplated, or anticipated.

SECTION 14. Reaffirmation. Each Credit Party, as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each other Credit Document to which it is a party, and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Collateral Documents as security for or otherwise guaranteed the Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests, and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each Credit Party hereby consents to this Amendment, and acknowledges that the Credit Agreement, as amended hereby, and each other Credit Document remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power, or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of the Credit Agreement or any other Credit Document or serve to effect a novation of the Obligations.

- Remainder of page intentionally left blank; signature page follows -

The parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

Administrative Agent and lenders:

H.I.G. AERT, LLC, as Administrative Agent and as a Lender

By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

Fourth Amendment to Credit Agreement

Each of the undersigned has caused the Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ J. R. Brian Hanna
Name: J. R. Brian Hanna
Title: Chief Financial Officer

Fourth Amendment to Credit Agreement